UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported) September 2, 1998


                             AMC ENTERTAINMENT INC.
             (Exact name of registrant as specified in its charter)


        DELAWARE                       1-8747                    43-1304369
(State or other jurisdiction        (Commission                (IRS Employer
    of incorporation)                File Number)            Identification No.)


     106 W. 14TH STREET, KANSAS CITY, MO                         64105-1977
   (Address of principal executive offices)                      (Zip Code)


Registrant's telephone number, including area code (816) 221-4000

         Item 5. Other Events. On September 2, 1998 the Company was served with a lawsuit filed in Canada in the Ontario Court (General Division) against the Company and its subsidiary, AMC Entertainment International, Inc. (1107656 Ontario Inc. v. AMC Entertainment Inc. and AMC Entertainment International Inc., 98-CV- 154393). The lawsuit arises in connection with a decision by the Company not to execute a lease for a proposed theatre at an entertainment center being planned by the plaintiff in Markham, Ontario. Plaintiff claims that the alleged lease was consistent with the terms of a prior offer to lease executed in 1997 by the plaintiff and AMC Entertainment International, Inc. and alleges that the lease had been fully negotiated and agreed to by the parties. Plaintiff alleges the Company's action resulted in the wrongful repudiation of the offer to lease and alleged lease for the proposed theatre and forced the plaintiff to abandon plans for the entertainment center. Plaintiff claims damages of $32,200,000 (Canadian) (approximately $ 21,000,000 U.S. at current exchange rates), of which $2,200,000 (approximately $ 1,145,000 U.S.) is based on lost development costs allegedly incurred and $30,000,000 (approximately $19,550,000 U.S.) in lost profits.

            The Company has not yet filed an answer, but intends to deny that there is a lease or other binding obligation to plaintiff. The Company intends to vigorously defend this action. The Company believes that should plaintiff prevail in its allegations of liability, its claim for $30,000,000 (Canadian) in lost profits damages would be subject to an obligation to mitigate its claimed damages. However, at this stage of the proceedings it is premature to assess the potential value of such mitigation.

                                                SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                AMC ENTERTAINMENT INC.


Date: September 10, 1998                        By:  /s/ Richard L. Obert
                                                     Richard L. Obert
                                                     Senior Vice President and
                                                     Chief Accounting and
                                                     Information Officer